UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2011

SOLAR ENERTECH CORP.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51717 (Commission File No.)	98-0434357 (IRS Employee Identification No.)

655 West Evelyn Avenue, Suite #2
Mountain View, California 94041
(Address of Principal Executive Offices)

(650) 688-5800
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously reported, on March 19, 2010, Solar EnerTech Corp. (the “Company”) entered into an Exchange Agreement (the “Exchange Agreement”) with Capital Ventures International (“CVI”) whereby the Company issued a Series B-1 Convertible Note (the “Note”) to CVI with an original principal amount of $1,815,261.

On March 15, 2011, the Company received a letter from CVI alleging that a Trigger Event (as defined in the Note) has occurred, because on February 22, 2011, the Company’s common stock switched from trading on the OTCBB, the OTC Bulletin Board, to OTCQB, a new marketplace developed by the OTC Markets Group.  As a result, CVI wishes to accelerate all principal, interest and late charges outstanding under the Note.  Furthermore, CVI requests that the Company remit payment of the Trigger Event Redemption Price (as defined in the Note), which includes an additional redemption premium.

As of the date hereof, the outstanding principal under the Note is $1,640,261 and the outstanding interest is $21,571.  The Company estimates that, if a Trigger Event were to have occurred, the Trigger Event Redemption Price as of the date hereof would be approximately $2,077,290, which includes the outstanding principal and interest.

The Company disputes CVI’s interpretation of the Note and continues to actively engage in discussions with CVI.  The Company hopes that a resolution can be reached, but there can be no assurance that the Company will be able to reach a satisfactory agreement with CVI.

The foregoing does not purport to be a complete statement of the terms set forth in the Exchange Agreement and the Note and is qualified in its entirety by reference to those agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 to the report on the Company’s Form 8-K filed on March 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2011

SOLAR ENERTECH CORP.

By:	/s/ Steve Ye
Name:	Steve Ye
Title:	Chief Financial Officer